Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” and “Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated February 17, 2009, with respect to the financial statements and financial highlights of Principal Variable Contracts Funds, Inc., included in Post-Effective Amendment No. 69 to the Registration Statement (Form N-1A , No. 02-35570) which has been incorporated by reference in this Post-Effective Amendment No. 70 to the Registration Statement (Form N-1A, No. 02-35570).

/s/ Ernst & Young LLP

Chicago, Illinois June 26, 2009